June 5, 2002


Ernst & Young LLP
Two Commerce Square
Suite 4000
2001 Market Street
Philadelphia, PA 19103

In connection with the Penn-America Group Inc.'s registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about June 5, 2002, and in connection with your audit of the consolidated financial statements of Penn America Group Inc. for the year ended December 31, 2001 that are incorporated by reference in the Form S-8, the representations made to you in our letter of January 18, 2002 remain current.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

In addition to the foregoing, we also confirm, to the best of our knowledge and belief, the following representations made to you in connection with your post-report review procedures.

General

We have responded fully to all inquiries made to us by you during your review.

We have no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

Internal Control

There have been no significant changes in internal control or the manner in which transactions are recorded, classified, and summarized in the preparation of interim financial information from the internal control and accounting systems in effect during the preceding fiscal year.

Minutes

The dates of meetings of shareholders, directors, committees of directors and important management committees are as follows:

                                February 28, 2001
                                   May 9, 2001
                                 August 22, 2001
                                November 14, 2001
                                January 11, 2002

We have made available to you the minutes of these meetings or summaries of actions at recent meetings for which minutes have not yet been prepared and such minutes or summaries are complete and authentic records or summaries of such meetings.

Contracts

We have made available to you all significant contracts and agreements. We have complied with all aspects of the contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

Financial Statement Representations

There have been no significant changes in the capital accounts, or net current assets or liabilities from the audited balance sheet date to the date of this letter.

Subsequent Events

No events or transactions have occurred since the date of our previous letter or are pending other than those reflected or disclosed in the filing that would have a material effect on the audited financial statements incorporated by reference in the Form S-8 or that are of such significance in relation to the Company's affairs to require mention in a note to the audited financial statements in order to make them not misleading regarding the financial position, results of operations, or cash flows of the Company.

                                 Very truly yours,


                                 -----------------------------------
                                 Jon S. Saltzman
                                 President & Chief Executive Officer


                                 -----------------------------------
                                 Joseph F. Morris
                                 Senior Vice President, Chief Financial
                                 Officer and Treasurer

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Penn-America Group, Inc. for the registration of 1,050,000 shares of its common stock pertaining to Penn-America Group, Inc. Amended and Restated 2002 Stock Incentive Plan of our report dated January 18, 2002, with respect to the consolidated financial statements of Penn-America Group, Inc incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2001, and our report dated March 27, 2002, with respect to the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



Philadelphia, Pennsylvania
June 5, 2002